               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

              QUEST DIAGNOSTICS INCORPORATED
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                                    Quest Diagnostics
                                                    Incorporated
                                                    One Malcolm Avenue
                                                    Teterboro, NJ 07608
                                                    (201) 393-5000

                                                    ----------------------------

                                                    LEO C. FARRENKOPF, JR.
                                                    Vice President and Secretary

[LOGO]

                       ----------------------------------
            NOTICE OF 2003 ANNUAL MEETING TO BE HELD ON MAY 13, 2003
                        --------------------------------

To the Stockholders of Quest Diagnostics Incorporated:

The 2003 Annual Meeting of Stockholders of Quest Diagnostics Incorporated will be held on Tuesday, May 13, 2003 at 10:30 A.M., local time, at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022, for the purpose of considering and voting upon the following matters:

1. To elect four directors for a three-year term.

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2003.

3. To approve the Senior Management Incentive Plan.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

Your Board of Directors has fixed the close of business on March 14, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting, and any notice of adjournments or postponements of the annual meeting.

                                            By Order of the Board of Directors
                                            Leo C. Farrenkopf, Jr.

                                            Leo C. Farrenkopf, Jr.
                                            Vice President and Secretary

March 28, 2003

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE BY CALLING 1-866-463-1148 OR ON THE INTERNET AT HTTP//WWW.COMPUTERSHARE.COM/US/PROXY. EACH PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

This notice and the proxy statement are dated March 28, 2003, and are first being mailed to stockholders on or about March 31, 2003.

                                Proxy Statement

                         -----------------------------

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2003
                         -----------------------------

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Quest Diagnostics Incorporated of proxies for use at the 2003 Annual Meeting of Stockholders of Quest Diagnostics to be held on Tuesday, May 13, 2003, and at any adjournments or postponements of the annual meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 31, 2003.

    Only holders of record of shares of Quest Diagnostics common stock, par value $.01 per share, at the close of business on March 14, 2003, are entitled to notice of the annual meeting and to vote on all matters presented to the annual meeting. On that date, there were issued, outstanding and entitled to vote 105,237,682 shares of common stock held by approximately 6,200 stockholders of record. Each share of common stock is entitled to one vote, voting as one class. A majority of the shares issued and outstanding at March 14, 2003, constitutes a quorum for the transaction of business.

    All proxies on the enclosed card which are properly executed and returned to Quest Diagnostics or are properly voted by telephone or Internet will be voted as provided therein at the annual meeting and any and all adjournments thereof. Signed, unmarked proxies will be voted FOR the election of the Board's nominees (Proposal 1); FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2003 (Proposal 2); and FOR approval of the Senior Management Incentive Plan (Proposal 3). A stockholder executing and returning a proxy may revoke it at any time before it has been voted by filing with the Secretary of Quest Diagnostics a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

    The required vote for election of directors (Proposal 1) is a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The required vote FOR approval of ratification of the selection of auditors and FOR approval of the Senior Management Incentive Plan (Proposals 2 and 3) is the affirmative vote of a majority of the shares casting votes on the proposal (whether present in person or represented by proxy) provided that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. Any proxy that is properly executed and returned to Quest Diagnostics and marked abstain as to any matter will, nevertheless, be counted in determining whether a quorum is present at the annual meeting. The number of shares abstaining on each proposal is counted and reported as a separate total. Broker non-votes are included in the determination of the number of stockholders present at the meeting for quorum purposes but are not counted in the tabulation of votes cast on proposals presented to stockholders.

    Quest Diagnostics management does not know of any matters to be brought before the annual meeting other than Proposals 1, 2 and 3. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than February 15 of the year in which the annual meeting is held, at its principal executive office. Quest Diagnostics has not received notice of a proposal from any stockholder.

    Officers and employees of Quest Diagnostics may solicit proxies by mail, telephone, facsimile transmission or telegraph, or in person, for which they will receive no special compensation. Quest Diagnostics will bear all expenses for the preparation, printing and use of Quest Diagnostics proxy materials. In addition, Quest Diagnostics has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of $12,000 and reimbursement of its reasonable out-of-pocket

                       Quest Diagnostics Incorporated   2003 Proxy Statement   1
expenses. No portion of the proxy solicitor's fee is dependent on the number of shares (as hereinbefore defined) voting in favor of (as opposed to those voting against or abstaining) any matter being submitted for approval at the annual meeting. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of Quest Diagnostics stock, and to obtain authorizations for the execution of proxies. Quest Diagnostics will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

    Quest Diagnostics' 2002 Annual Report to Stockholders has been distributed to stockholders and is not deemed a part of the materials for the solicitation of proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation of Quest Diagnostics provides that the Board of Directors shall consist of not less than three nor more than twelve directors, the exact number to be determined from time to time by resolution of the Board of Directors. The Board presently consists of twelve directors. The Restated Certificate of Incorporation further provides for three classes of directors having staggered terms of office, each class consisting, so far as possible, of one-third of the number of directors required at the time to constitute a full Board. If the number of directors may not be evenly divided into thirds, the Board of Directors shall determine which class or classes shall have one extra director.

    At the annual meeting, four directors will be elected to hold office until the 2006 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

    Each of the nominees has consented to serve if elected. It is intended that the accompanying form of proxy, unless otherwise specified, will be voted for the election of the four nominees. Certain information concerning each of the nominees and continuing directors and their business experience during the past five years is provided following the tables below.

    It is the intention of the persons named on the accompanying proxy card to vote for the election of the nominees unless a stockholder has withheld such authority. Management has no reason to believe that any nominee will not be available to serve his or her prescribed term. However, the persons named on the proxy card will have the discretionary authority to vote for substitutes if any nominee is unable or unwilling to serve.

    The following table identifies the four persons nominated for election to the Board of Directors at the annual meeting.

NOMINEES FOR THE BOARD WITH TERMS EXPIRING AT THE 2006 ANNUAL MEETING

                                                          Position with
                     Name                               Quest Diagnostics              Age
                     ----                               -----------------              ---
James F. Flaherty III.........................   Director                              46
Kenneth W. Freeman............................   Chairman of the Board, Chief          52
                                                 Executive Officer and Director
Gail R. Wilensky..............................   Director                              59
John B. Ziegler...............................   Director                              57

    The following tables list the seven directors whose terms will expire after the annual meeting. Van C. Campbell, a director whose term expires in 2005, will retire from the Board of Directors as of May 13, 2003, thus reducing the number of directors to eleven. While he is not included in the tables below, his biography does appear herein.

2   Quest Diagnostics Incorporated   2003 Proxy Statement

MEMBERS OF THE BOARD CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 2004 ANNUAL MEETING

                                                            Position with
                        Name                              Quest Diagnostics        Age
                        ----                              -----------------        ---
Kenneth D. Brody....................................  Director                     59
Mary A. Cirillo.....................................  Director                     55
William R. Grant....................................  Director                     78
Surya N. Mohapatra..................................  President, Chief Operating   53
                                                      Officer and Director

MEMBERS OF THE BOARD CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 2005 ANNUAL MEETING

                                                            Position with
                        Name                              Quest Diagnostics        Age
                        ----                              -----------------        ---
William F. Buehler..................................  Director                     63
Rosanne Haggerty....................................  Director                     42
Dan C. Stanzione....................................  Director                     57

KENNETH D. BRODY is the co-founder and principal of Taconic Capital Advisors, a New York private investment firm. He was also the founding partner of Winslow Partners LLC, a Washington, D.C. private investment firm. From 1993 to early 1996, he was the chairman and president of the Export-Import Bank of the United States, a position to which he was appointed by President Clinton. From 1971 to 1991, Mr. Brody was with Goldman, Sachs & Co., where he was a partner and member of the management committee. Mr. Brody has been a director of Quest Diagnostics since January 1997.

WILLIAM F. BUEHLER retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. At Xerox, Mr. Buehler was responsible for five business groups, Production Systems, Office Document Products, Document Services, Channels and Supplies. He also oversaw Corporate Strategic Services, Business Development and Systems Software and Architecture. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

VAN C. CAMPBELL retired in 1999 as Vice Chairman of Corning Incorporated, which he joined in 1965. He was elected treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980. He became general manager of the Consumer Products Division in 1981. Mr. Campbell was elected vice chairman and a director in 1983 and during 1995 was appointed to the additional position of chairman of Corning Life Sciences Inc. He is a director of Armstrong World Industries, Inc. Mr. Campbell has been a director of Quest Diagnostics since January 1991. He will retire from the Board of Directors as of May 13, 2003.

MARY A. CIRILLO is Chairman and Chief Executive Officer of OPCENTER, which provides help desk and network operations services. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company, which was acquired by Deutsche Bank, which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo is a director of Digital Island, Inc. Ms. Cirillo has been a director of Quest Diagnostics since April 1997.

JAMES F. FLAHERTY III is President, Chief Operating Officer and member of the Board of Directors of Health Care Property Investors. Mr. Flaherty joined Health Care Property Investors in October 2002 following a nineteen-year career with Merrill Lynch & Co. Mr. Flaherty served in a variety of investment banking, capital markets and private equity functions for Merrill Lynch in its New York, London, and Los Angeles offices. Mr. Flaherty was elected Managing Director of Merrill Lynch in January 1991 and was responsible for a number of investment banking industry groups. Most significantly, Mr. Flaherty was head of Merrill Lynch's Global Healthcare Group. Mr. Flaherty has been a director of Quest Diagnostics since February 2003.

KENNETH W. FREEMAN is Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Mr. Freeman joined Quest Diagnostics in May 1995 as President and Chief Executive Officer, was

                       Quest Diagnostics Incorporated   2003 Proxy Statement   3
elected a director in July 1995 and was elected Chairman of the Board in December 1996. Prior to 1995, he served in a variety of financial and managerial positions at Corning Incorporated, which he joined in 1972. He was elected Controller and a Vice President of Corning in 1985, Senior Vice President in 1987, and General Manager of the Science Products Division in 1989. He was appointed President and Chief Executive Officer of Corning Asahi Video Products Company in 1990. In 1993, he was elected Executive Vice President of Corning.

WILLIAM R. GRANT has been Chairman of Galen Associates, a New York investment firm, since 1989. From 1987 to 1989 he was Chairman of New York Life International and from 1979 to 1987 of MacKay-Shields Financial Corp. He is also a former director and Vice Chairman of SmithKline Beecham plc, and is currently a director of Advanced Medical Sciences, Inc., Massey Energy Co., Ocular Sciences and Vasogen Inc. He has been a director of Quest Diagnostics since August 1999. Mr. Grant was designated by SmithKline Beecham to be a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See 'Certain Relationships and Related Transactions -- Stockholders Agreement.'

ROSANNE HAGGERTY is the founder and Executive Director of Common Ground, a not-for-profit housing development and management organization in New York City. Prior to founding Common Ground, she was the coordinator of housing development at Brooklyn Catholic Charities. Ms. Haggerty is a 2001 MacArthur Foundation Fellow. Ms. Haggerty has been a director of Quest Diagnostics since February 2002.

SURYA N. MOHAPATRA, PH.D. is President and Chief Operating Officer of Quest Diagnostics. Prior to joining the Company in February 1999 as Senior Vice President and Chief Operating Officer, he was Senior Vice President of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra was appointed President and Chief Operating Officer of Quest Diagnostics in June 1999. Dr. Mohapatra is a director of Vasogen Inc. Dr. Mohapatra has been a director of Quest Diagnostics since October 2002.

DAN C. STANZIONE is President Emeritus of Bell Laboratories at Lucent Technologies Incorporated. Dr. Stanzione began his career in 1972 with Bell Labs, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of Avaya Inc. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

GAIL R. WILENSKY is the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997 she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Cephalon Inc., Gentiva Health Services, Inc., Manor Care Inc. and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

JOHN B. ZIEGLER is the President, Worldwide Consumer Healthcare, of GlaxoSmithKline (the parent of SmithKline Beecham plc). Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare-North American Division. He became Executive Vice President of SmithKline Beecham in 1996 and assumed his current responsibilities in 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler was designated by SmithKline Beecham as a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See 'Certain Relationships and Related
Transactions -- Stockholders Agreement.'

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

4   Quest Diagnostics Incorporated   2003 Proxy Statement

                                   DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has four standing committees: an Audit and Finance Committee, a Compensation and Nominating Committee, a Quality, Safety and Compliance Committee and an Executive Committee.

    The Audit and Finance Committee is currently composed of Mr. Campbell, Mr. Flaherty, Mr. Grant and Dr. Stanzione. Mr. Flaherty joined the Committee after becoming a director of Quest Diagnostics in February 2003. The Committee's responsibilities are described in the Report of the Audit & Finance Committee.

    The Compensation and Nominating Committee is currently composed of Mr. Brody, Mr. Grant and Dr. Stanzione. Ms. Cirillo, who was a member of the Compensation and Nominating Committee during 2002, resigned from the Committee effective March 17, 2003. The primary purposes of the Compensation and Nominating Committee are to (a) approve executive officer compensation including salary and bonus, (b) approve the issuance of options and share grants under Quest Diagnostics' 1999 Employee Equity Participation Program, (c) oversee the financially efficient administration of the 1999 Employee Equity Participation Program and other employee benefit plans, and (d) make recommendations to the Board with respect to (i) programs for human resource development, (ii) management organization and succession, and (iii) employee benefit and incentive plans. Quest Diagnostics intends to separate the nominating function from the Compensation Committee and establish a Nominating and Corporate Governance Committee in accordance with the proposed New York Stock Exchange rules when they are promulgated.

    If the Senior Management Incentive Plan described under Proposal 3 below is approved by our stockholders, the Compensation and Nominating Committee also will oversee the administration of, or directly administer, that plan unless otherwise determined by the Board of Directors.

    The Quality, Safety and Compliance Committee, composed of Mr. Buehler, Mr. Campbell, Ms. Haggerty, Mr. Ziegler and Dr. Wilensky, oversees Quest Diagnostics' compliance program, which is administered by management's Compliance Team and the Legal and Compliance Department, and oversees the administration of Quest Diagnostics' Quality and Safety programs.

    The Executive Committee, composed of Mr. Brody, Mr. Campbell and Mr. Freeman, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of Quest Diagnostics except with respect to certain major corporate matters, such as mergers, election of directors, amendment of Quest Diagnostics' certificate of incorporation and By-laws, incurring indebtedness in excess of $20 million and such matters as are delegated to other committees of the Board of Directors.

    During 2002, there were eleven meetings of the Board of Directors, seven meetings of the Audit and Finance Committee, ten meetings of the Compensation and Nominating Committee and five meetings of the Quality, Safety and Compliance Committee. There were no formal meetings of the Executive Committee. Several actions were taken by unanimous written consent of the Executive Committee. During the year, each director attended at least 75% of the meetings held by the Board of Directors and the committees of which he or she was a member.

DIRECTORS' COMPENSATION

    During 2002, each non-employee director was entitled to receive a fee in an annual sum of $26,000, payable in quarterly installments of $6,500. Directors who served as Committee chairs received an additional annual sum of $3,000, payable in quarterly installments of $750. Effective April 1, 2003, each non-employee director will receive a retainer fee in an annual sum of $35,000 payable in quarterly installments of $8,750. In addition, directors will receive meeting fees of $1,500 per Board or Committee meeting attended at which a majority of directors attend in person and $750 per meeting attended at which a majority of directors attend telephonically. Each Director who serves as chair of a Committee will receive an additional $6,000 annual retainer fee, except the chair of the Audit & Finance Committee who will receive a $30,000 annual retainer

                       Quest Diagnostics Incorporated   2003 Proxy Statement   5
fee. In addition, each non-employee director also participates in Quest Diagnostics' stock option plan for non-employee directors. The option plan authorizes the grant on the date of the Annual Meeting of Stockholders of non-qualified stock options to acquire up to 10,000 shares of common stock of Quest Diagnostics to each non-employee director. In the event that a person is elected as a director of Quest Diagnostics other than on the date of the Annual Meeting of Stockholders, the Board of Directors may grant to such director, on his/her election, an option to acquire a number of shares (not to exceed 10,000) that is proportional to the fraction of a year remaining until the next Annual Meeting of Stockholders consistent with the most recent annual option grant to other directors at the previous Annual Meeting of Stockholders.

    A director may elect to receive his or her annual retainer in options in lieu of cash. Currently, three directors have elected to receive options in lieu of cash. The aggregate number of shares of common stock of Quest Diagnostics which may be issued pursuant to the exercise of options granted under the plan may not exceed 1,000,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the plan is the fair market value of Quest Diagnostics' common stock on the date of grant.

    Under the Quest Diagnostics deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Quest Diagnostics' common stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in the plan. Currently, three directors have elected to defer compensation pursuant to the plan.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2002, OPCENTER billed Quest Diagnostics approximately $1.4 million for services provided in help desk and network operations as well as services in connection with facility moves. Mary Cirillo, a director of Quest Diagnostics, is the majority stockholder and the Chief Executive Officer of OPCENTER. During 2002, Ms. Cirillo was a member of the Company's Compensation & Nominating Committee. Quest Diagnostics expects to continue to receive services from OPCENTER during 2003.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

    The Board of Directors recommends the ratification of its selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for its current fiscal year, which ends December 31, 2003. PricewaterhouseCoopers LLP has served as Quest Diagnostics' independent accountants since 1982. Should the selection of PricewaterhouseCoopers LLP by the Board of Directors not be ratified, the Board will consider the selection of a different firm to serve as independent accountants of Quest Diagnostics.

    It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have the opportunity to make a statement if they elect to do so, and will be available to respond to appropriate questions.

    During 2002, Quest Diagnostics was billed for the following services provided by PricewaterhouseCoopers LLP:

Audit Fees..................................................  $731,666
Financial Information Systems Design and Implementation
  Fees......................................................         0
SEC Registrations...........................................  $249,189
Statutory Audits of Foreign Subsidiaries and Audits of
  Consolidated Joint Ventures...............................  $242,594
All Other Fees..............................................  $158,104

6   Quest Diagnostics Incorporated   2003 Proxy Statement

    The Audit and Finance Committee of the Board of Directors has considered the non-audit services rendered and does not believe that they are incompatible with PricewaterhouseCoopers LLP remaining independent.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3 SENIOR MANAGEMENT INCENTIVE PLAN

    Upon the recommendation of the Compensation and Nominating Committee, the Board of Directors has unanimously approved the adoption of the Senior Management Incentive Plan (the 'Incentive Plan'), subject to approval by our stockholders at the Annual Meeting.

OVERVIEW

    The Incentive Plan is being submitted to stockholders for their approval. Under the Incentive Plan, if approved, payments of bonuses will constitute 'qualified performance-based compensation' under the provisions of section 162(m) of the Internal Revenue Code (the 'Code'), which limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain 'covered employees', unless the compensation is 'qualified performance-based compensation.'

    Under Treasury Regulations promulgated pursuant to section 162(m) of the Code, certain conditions must be satisfied in order for compensation to qualify as performance-based, including:
(i) the compensation must be payable on account of the attainment of one or more pre-established, objective performance goals and (ii) the material terms of the compensation and the performance goals must be disclosed to and approved by stockholders before payment. In an effort to structure the compensation paid to covered employees so as to qualify as 'performance-based compensation' under section 162(m) of the Code, the Board of Directors adopted the Incentive Plan subject to stockholder approval at the Annual Meeting. Notwithstanding the adoption of the Incentive Plan and its submission to stockholders, Quest Diagnostics reserves the right to pay its employees, including participants in the Incentive Plan, other amounts which may or may not be deductible under section 162(m) or other provisions of the Code.

    The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached hereto as Appendix A.

ADMINISTRATION

    The Incentive Plan generally will be administered by a committee of the Board of Directors made up of at least two directors, each of whom is an 'outside director' within the meaning of section 162(m) of the Code (the 'Committee'). Unless otherwise determined by the Board of Directors, the Compensation and Nominating Committee will constitute the Committee. The Board of Directors may, at any time, terminate or amend the Incentive Plan. The Board of Directors may (but is not required to) seek stockholder approval of amendments to the Incentive Plan.

ELIGIBILITY AND PARTICIPATION

    Executive officers and officers selected by the Committee are eligible to participate in the Incentive Plan. Individuals will be selected to participate in the Incentive Plan for a one fiscal year cycle (or portion of a fiscal year cycle) (each a 'Performance Period'). No more than ten officers may be Participants in the Plan during any Performance Period. Participants who are selected to participate in the Incentive Plan will be paid a Bonus (as defined below) based upon Quest Diagnostic's 'Earnings' (as defined below).

    The Committee selected six executive officers to participate in the Incentive Plan for the current Performance Period, which began on January 1, 2003 and will run through December 31, 2003. In connection with the commencement of each subsequent Performance Period, the Committee will select individuals to participate in the Incentive Plan. In its discretion, the Committee may add participants to, or remove participants from, the Incentive Plan at any time during a Performance Period or otherwise, except that no participant may be added after the 90th

                       Quest Diagnostics Incorporated   2003 Proxy Statement   7
day after the beginning of a Performance Period or otherwise unless consistent with the requirements of section 162(m) of the Code.

BONUS AWARDS

    Each participant in the Incentive Plan may be paid a bonus of up to 1% of Quest Diagnostics' Earnings in such Performance Period, reduced in the discretion of the Committee by such amount, if any, as the Committee deems appropriate (a participant's bonus amount for each Performance Period, as so reduced, the 'Bonus').

    Bonuses will be payable, as determined by the Committee, in cash and/or equity-based awards. To the extent that equity-based awards are granted in lieu of cash they will be granted under another plan maintained by Quest Diagnostics. The cash equivalent value of such awards shall be determined by the Committee, provided that in determining the number of restricted or deferred stock units (payable in cash or shares of our common stock), restricted shares of our common stock or unrestricted shares of our common stock that is equivalent to a dollar amount, that dollar amount shall be divided by the average of the high and low sales prices of our common stock on the date of grant by the Committee (with fractional shares being rounded to the nearest whole share). Any equity-based award will be subject to such terms and conditions (including vesting requirements) as the Committee may determine.

    Unless the Committee indicates otherwise, if a participant's employment with Quest Diagnostics terminates for any reason before the end of a Performance Period, the Committee will have the discretion to determine whether such participant's Bonus will be forfeited or reduced on a pro-rata basis to reflect the portion of such fiscal year the participant was employed by Quest Diagnostics, or to make other arrangements as the Committee deems appropriate.

    Quest Diagnostics' Earnings means Quest Diagnostics' income before taxes and extraordinary gains and losses as reported in its audited consolidated financial statements for the relevant fiscal year, adjusted to eliminate, with respect to such fiscal year, the following items included in such audited statements:

     losses related to the impairment of goodwill and other intangible assets;

     restructuring and other unusual non-recurring items separately reported;

     gains or losses that are the direct result of a major casualty or natural disaster;

     losses resulting from any newly-enacted law, regulation or judicial order; and

     the cumulative effect of accounting changes.

    Following the completion of each Performance Period and prior to any Bonus payment, the Committee will certify in writing the Earnings for such Performance Period.

NEW PLAN BENEFITS

    The amount of each participant's Bonus for the current Performance Period (which runs from January 1, 2003 through December 31, 2003) will be determined based on Earnings for the Performance Period and, in addition, will be subject to the Committee's right to reduce any participant's Bonus by any amount in its sole discretion. As a result, we cannot determine the amount that would be payable under the Incentive Plan to any participant for the current Performance Period. Moreover, because the Committee can reduce each participant's Bonus determined under the Incentive Plan's formula by any amount in its discretion, we cannot determine the amount that would have been paid to any person under the Incentive Plan had it been in effect in the 2002 fiscal year. In this regard, if the Incentive Plan had been in effect in the 2002 fiscal year, the maximum bonus derived under the Incentive Plan's formula would have been $5.4 million for each of the six executive officers and other participants who would be eligible to participate in the Incentive Plan in the 2003 fiscal year. If the Incentive Plan had been in effect for the 2002 fiscal year, the Compensation and Nominating Committee believes it would have exercised its discretion to reduce each participant's Bonus and that the Bonuses that would have been paid would have been essentially the same as those actually earned in 2002, which were

8   Quest Diagnostics Incorporated   2003 Proxy Statement
substantially lower than the maximum bonus derived under the Incentive Plan's formula. The Compensation and Nominating Committee does not currently intend to materially change its criteria for awarding Bonuses. See the Summary Compensation Table on the following page for the bonuses the Committee actually determined to pay to our Named Executive Officers for the 2002 fiscal year.

    Adoption of the Incentive Plan, upon the recommendation of the Compensation and Nominating Committee, was approved by the Board of Directors subject to the receipt of stockholder approval. If the Incentive Plan is not approved by stockholders, no amounts will be payable under the Incentive Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE INCENTIVE PLAN.

OTHER MATTERS

    As of the date hereof, the Board does not know of any matter that will come before the annual meeting other than Proposals 1, 2 and 3. If any other matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than the February 15 preceding the date of an annual meeting, at its principal executive office at One Malcolm Avenue, Teterboro, NJ 07608. Quest Diagnostics has not received notice of any such proposal.

EXECUTIVE COMPENSATION INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information as of December 31, 2002 about Quest Diagnostics common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans:

                                                                                           Number of Securities
                                                                                            Remaining Available
                                        Number of Securities                                for Future Issuance
                                          to be Issued upon         Weighted-Average           under Equity
                                             Exercise of           Exercise Price of        Compensation Plans
                                             Outstanding              Outstanding          (excluding Securities
                                          Options, Warrants        Options, Warrants         Reflected in the
            Plan Category                    and Rights                and Rights             Second Column)
            -------------                    ----------                ----------             --------------
Equity compensation plans approved by
 security holders(1)..................        8,921,609                      $38.83           7,220,964
Equity compensation plans not approved
 by security holders(2)...............               --              not applicable           1,680,316
                                              ---------              --------------           ---------
   Total..............................        8,921,609                      $38.83           8,901,280
                                              =========              ==============           =========

(1) There are two equity compensation plans approved by our stockholders under which securities remain available for issuance: The 1999 Employee Equity Participation Program and the Stock Option Plan for Non-Employee Directors. These plans are described in Note 14 to the Company's financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2002.

(2) The only equity compensation plan that has not been approved by the Company's stockholders is the Company's Employee Stock Purchase Plan ('ESPP'). The ESPP permits employees to purchase the Company's common stock each calendar quarter through payroll deductions. The purchase price is 85% of the closing market price on the last business day of the calendar quarter (or, if lower, the closing market price on the first business day of the calendar quarter). The ESPP, which was adopted prior to the spinoff of the Company in 1996, authorizes the issuance of 4 million shares of the Company's common stock. The number of securities reflected in the table above for the ESPP includes the share allocation for the fourth quarter of 2002, which were purchased in January 2003.

                       Quest Diagnostics Incorporated   2003 Proxy Statement   9

SUMMARY COMPENSATION TABLE. The following table shows the compensation for the past three years of the Chief Executive Officer and each of Quest Diagnostics' other four most highly compensated executive officers (the 'named executive officers').

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation               Long-Term Compensation
                              --------------------------------   ---------------------------------
                                                                         Awards
                                                                 -----------------------
                                                       Other     Restricted   Securities               All
      Name and                                         Annual      Stock      Underlying    LTIP      Other
 Principal Position    Year    Salary     Bonus(1)    Comp.(2)   Awards(3)     Options     Payouts   Comp.(4)
 ------------------    ----    ------     --------    --------   ---------     -------     -------   --------
Kenneth W. Freeman     2002   $785,200   $1,356,512   $228,237            0    200,000        0      $101,915
 Chairman & CEO        2001    784,523    1,158,600    230,870            0    200,000        0       154,399
                       2000    747,116    1,623,300    257,175            0    300,000        0       128,946
Surya N. Mohapatra     2002   $520,000   $  513,344   $ 36,913            0     81,618        0      $ 91,893
 President &           2001    519,615      438,500     38,704            0     78,975        0       101,825
 Chief Operating       2000    498,077      618,400     40,493   $2,564,877          0        0        91,508
 Officer
David M. Zewe(5)       2002   $375,000   $  277,650          0            0     38,000        0      $ 27,097
 Senior Vice
 President
 Diagnostic Testing
 Operations
Gerald C. Marrone      2002   $345,800   $  256,030   $125,000            0     31,496        0      $ 27,367
 Senior Vice           2001    345,535      218,700    125,000            0     35,055        0        35,262
 President             2000    331,587      282,300    125,000   $1,154,195          0        0        32,364
 Administration
Robert A. Hagemann     2002   $312,000   $  289,140          0            0     36,516        0      $ 24,590
 Corporate Vice        2001    311,769      197,300          0            0     37,875        0        27,265
 President &           2000    298,878      255,090          0   $  833,585          0        0        23,518
 Chief Financial
 Officer

(1) Represents Management Incentive Plan amounts using a target payout factor of 1.234x based on earnings per share and other financial and non-financial goals. Includes additional $58,150 performance bonus for Mr. Hagemann.

(2) Includes $36,913 in tax gross-up payments on forgiven loan amounts for Dr. Mohapatra. The loan was provided in connection with the relocation of Dr. Mohapatra, bears no interest and is forgiven over a five year period. The principal balance of the loan to Dr. Mohapatra was $100,000 at January 1, 2002 and $50,000 at December 31, 2002. Includes $187,296 in tax and financial planning assistance and legal counseling for Mr. Freeman. Also includes Information Technology bonus of $125,000 for Mr. Marrone. All loans pre-date the Sarbanes-Oxley Act and have not been modified since its passage.

(3) Reflects value of restricted stock as of date of grant.

(4) Includes forgiven principal on relocation loans of $50,000 for Dr. Mohapatra. Includes $91,935 to Mr. Freeman under the Transferee Supplemental Supplemental Pension Plan. Includes $7,980, $7,362, $8,000, $7,855 and $8,000 contributed to the Company's Profit Sharing Plan for Mr. Freeman, Dr. Mohapatra, Mr. Zewe, Mr. Marrone, and Mr. Hagemann, respectively. Includes $32,531, $17,097, $17,512, and $14,590 contributed to the Company's
    Supplemental Deferred Compensation Plan for Dr. Mohapatra, Mr. Zewe, Mr. Marrone, and Mr. Hagemann, respectively. Includes ESOP contribution of $2,000, $2,000, $2,000, $2,000 and $2,000 for Mr. Freeman, Dr. Mohapatra,
    Mr. Zewe, Mr. Marrone, and Mr. Hagemann, respectively.

(5) Mr. Zewe became an executive officer in December 2002.

10   Quest Diagnostics Incorporated   2003 Proxy Statement

OPTION GRANTS. The following table sets forth certain information regarding options granted in 2002 to the named executive officers pursuant to stock option plans. No stock appreciation rights (SARs) were granted in 2002.

                           OPTION/SAR GRANTS IN 2002*

                                                                                    Potential Realizable Value at
                                                                                    Assumed Annual Rates of Stock
                                             Individual Grants                    Price Appreciation for Option Term
                             --------------------------------------------------   ----------------------------------
                                              % of
                                              Total
                             Number of       Options
                             Securities    Granted to
                             Underlying   All Employees                           Gain       Gain           Gain
                              Options       in Fiscal     Exercise   Expiration    at         at             at
Executive                     Granted         Year         Price        Date       0%         5%            10%
--------------------------------------------------------------------------------------------------------------------
Kenneth W. Freeman             200,000(1)     10.2%        $71.07       2/27/12    $0     $8,939,108    $22,653,455
Surya N. Mohapatra              76,000(1)      3.9%        $71.07       2/27/12     0      3,396,861      8,608,313
Surya N. Mohapatra               5,618(2)      0.3%        $93.79       1/13/08     0        167,923        377,642
David M. Zewe                   38,000(1)      1.9%        $71.07       2/27/12     0      1,698,431      4,304,157
Gerald C. Marrone               28,000(1)      1.4%        $71.07       2/27/12     0      1,251,475      3,171,484
Gerald C. Marrone                1,713(2)      0.1%        $93.79       1/13/08     0         44,388         98,086
Gerald C. Marrone                1,783(2)      0.1%        $93.79      11/10/07     0         44,129         97,009
Robert A. Hagemann              34,000(1)      1.7%        $71.07       2/27/12     0      1,519,648      3,851,087
Robert A. Hagemann               2,516(2)      0.1%        $89.24       7/30/08     0         70,258        157,629
All Employees                1,962,818         100%

 * No SARs were granted.

(1) The options vest in three equal annual installments beginning February 27, 2003 and vest immediately upon a change of control (as defined). The options have a reload feature.

(2) These are reload options exercisable on and after the first anniversary of the date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table sets forth certain information regarding stock option exercises by the named executive officers during 2002 and the number of shares of Quest Diagnostics' common stock covered by both exercisable and unexercisable stock options as of December 31, 2002, for the named executive officers.

               AGGREGATE OPTION/SAR EXERCISES IN FISCAL YEAR 2002
                  & 2002 FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                 Number of Securities
                                                                      Underlying               Value of Unexercised
                                                                Unexercised Options at        In-the-Money Options at
                                    Shares                             12/31/02                     12/31/02(2)
                                   Acquired        Value      ---------------------------   ---------------------------
              Name                on Exercise   Realized(3)   Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Kenneth W. Freeman                  200,000     $13,961,538    1,043,855        606,667     $43,964,446    $11,792,368
Surya N. Mohapatra                   40,000       3,224,600      175,141        165,452       7,028,789      1,567,612
David M. Zewe                        22,500       1,698,675       43,583         92,417       1,473,869      1,330,431
Gerald C. Marrone                    40,000       3,423,600       97,721         78,830       3,664,308      1,296,787
Robert A. Hagemann                   22,000       1,738,686       87,791         80,600       3,324,631        988,999
                                    -------     -----------    ---------      ---------     -----------    -----------
   Totals                           324,500     $24,047,099    1,448,091      1,023,966     $59,456,043    $16,976,197

(1) There are no SARs presently outstanding

(2) Based on the closing price of a share of common stock on December 31, 2002 ($56.90 per share).

(3) 'Value Realized' is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise. 'Value of Unexercised In-the-Money Options' is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised Options at the end of the fiscal 2002 (taking into account grants made in respect of the 2002 fiscal year) multiplied by the difference between the exercise price for the grant and the closing price of a share of common stock on December 31, 2002 ($56.90). Grants for which the exercise price is greater than the closing price of a share of common stock on that day are valued at zero.

                      Quest Diagnostics Incorporated   2003 Proxy Statement   11

VARIABLE COMPENSATION. Quest Diagnostics maintains a Management Incentive Plan, which is an annual incentive cash compensation plan for approximately 1,600 supervisory, management and executive employees. The terms of the Management Incentive Plan are described below.

    The performance-based annual cash incentive awards payable under the Management Incentive Plan are grounded in financial goals such as net income, cash flow, operating margin, return on equity, or earnings per share, or a combination thereof, and quantifiable non-financial goals. Each participant is assigned a target award, as a percentage of base salary in effect at the end of the performance year for which the target is set, payable if the target is achieved. Actual results are compared to the scale of targets with each gradation of desired result corresponding to a percentage, which are multiplied by the employee's assigned target award. If the actual result is below target, awards are to be less than target, down to a point below which no awards are earned. If the desired result is above target, awards are greater than target, up to a stated maximum award. The maximum award assigned to the Chief Executive Officer may not exceed 200% of his target annual bonus. The Compensation and Nominating Committee retains the right to reduce any award if it believes that individual performance does not warrant the award calculated by reference to the result. The Company expects that beginning in 2003, executive officers will not participate in the Management Incentive Plan, but will be covered by the Senior Management Incentive Plan described in Proposal 3.

PENSION PLANS. None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

    Effective as of January 1, 1997, Quest Diagnostics adopted a Transferred Executive Supplemental Retirement Plan (SRP), a nonqualified, unfunded defined benefit plan for the benefit of key employees and executive officers of Quest Diagnostics who are former employees of Corning Incorporated, including Mr. Freeman. The SRP is intended to provide benefits approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and the Executive Supplemental Pension Plan and the benefits which would have been payable thereunder but for the termination of employment with Corning of such employees.

    Prior to June 1, 1995, Mr. Freeman was eligible to participate in, and accrue benefits under, Corning's Salaried Pension Plan, a defined benefit plan, contributions to which are determined by Corning's actuaries and are not made on an individual basis. Benefits paid under this plan are based upon career earnings (regular salary and cash awards paid under Corning's variable compensation plans) and years of credited service. The Corning Salaried Pension Plan provides that salaried employees of Corning who retire on or after December 31, 1996 will receive pension benefits equal to 1% of the first $27,000 of average earnings for the highest five consecutive years in the ten years immediately prior to 1997 plus 1.5% of such average earnings in excess of $27,000 for all years of credited service prior to 1997, and 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base for 1997 and each year of credited service thereafter. Salaried employees may contribute to the Corning Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990, an additional amount of pension benefit reflecting the value of the increased voluntary contribution.

    Corning maintains non-qualified supplemental pension plans pursuant to which it will pay amounts approximately equal to the difference between the benefits provided under the Corning Salaried Pension Plan and benefits which would have been paid thereunder but for the limitations of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Certain employees including Mr. Freeman, participate in the Corning Executive Supplemental Pension Plan which pays benefits based upon final average compensation (the highest five consecutive calendar years in the ten calendar years immediately preceding termination) and years of service.

    Maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Corning Salaried Pension Plan with at least five years of credited service, are illustrated in the table set forth below.

12   Quest Diagnostics Incorporated   2003 Proxy Statement

The table below does not reflect any limitations on benefits imposed by ERISA. It is estimated that Mr. Freeman would receive each year if he worked to age 65, $716,100 under the Corning Salaried Pension Plan, the Corning non-qualified supplemental pension plans and the Transferred Executive Supplemental Retirement Plan. Mr. Freeman has 31 years of credited service and $1,553,100 in compensation covered under the Transferee Executive Supplemental Retirement Plan.

               Annual Pension Benefit at Various Years of Service

   5-Year
  Average                                Years of Service
   Final       ---------------------------------------------------------------------
Compensation      15         20         25          30           35           40
   (AFC)        Years      Years      Years       Years        Years        Years
------------------------------------------------------------------------------------
 $1,500,000    $334,600   $446,100   $557,600   $  669,200   $  780,700   $  893,200
  1,600,000     357,100    476,100    595,100      714,200      833,200      953,200
  1,700,000     379,600    506,100    632,600      759,200      885,700    1,013,200
  1,800,000     402,100    536,100    670,100      804,200      938,200    1,073,200
  1,900,000     424,600    566,100    707,600      849,200      990,700    1,133,200
  2,000,000     447,100    596,100    745,100      894,200    1,043,200    1,193,200
  2,100,000     469,600    626,100    782,600      939,200    1,095,700    1,253,200
  2,200,000     492,100    656,100    820,100      984,200    1,148,200    1,313,200
  2,300,000     514,600    686,100    857,600    1,029,200    1,200,700    1,373,200
  2,400,000     537,100    716,100    895,100    1,074,200    1,253,200    1,433,200
  2,500,000     559,600    746,100    932,600    1,119,200    1,305,700    1,493,200

EMPLOYMENT AGREEMENT

    Mr. Freeman entered into a three-year employment agreement with Quest Diagnostics dated January 1, 2003, which provides for:

     an annual base salary of no less than $1,100,000, with any increases subject to the discretion of the Board of Directors or the Compensation and Nominating Committee (2003 salary has been set at $1,100,000);

     an annual target participation in the Management Incentive Plan in amounts no less than 140% of annual base salary in effect at the time performance goals are established (2003 target has been set at 140%);

     a grant of 700,000 stock options and a grant of 100,000 restricted shares of common stock, each vesting monthly over a three-year period or sooner in the event of termination by death or disability, termination by the Company without cause or termination by Mr. Freeman for 'good reason' (except under certain conditions, the stock options may not be exercised prior to December 31, 2006);

     modification of the provisions of the Transferred Executive Supplemental Retirement Plan to provide that the overall retirement pension benefits payable to Mr. Freeman from the Transferred Executive Supplemental Retirement Plan, Corning's qualified salaried pension plan and Corning's non-qualified executive supplemental pension plan will be based on not less than 37 years of Credited Service in the event of termination for reasons other than for cause and his 3-Year Average Final Compensation (AFC). Application of these modifications results in an estimated annual pension benefit of $1,120,300, which represents the benefits payable from the Transferred Executive Supplemental Retirement Plan, Corning's qualified salaried pension plan and Corning's non-qualified executive supplemental pension plan;

     severance payments in an amount equal to three times his base salary and three times his target annual bonus award (and gross-up payments for excise taxes, if applicable) plus continued coverage for three years under the Company's insurance and medical plans in the event Mr. Freeman terminates his employment for 'good reason' or the Company terminates his employment without cause;

     a one year non-compete and a one year nonsolicit of customers and employees following termination for any reason; and

                      Quest Diagnostics Incorporated   2003 Proxy Statement   13
     good reason would include (1) a material change in Mr. Freeman's duties or responsibilities, (2) removal or a failure to re-elect Mr. Freeman to the position of Chairman of the Board and Chief Executive Officer, (3) a greater than 75-mile relocation without his consent, (4) a reduction in compensation or benefits, (5) a change in control or (6) material breach by the Company of the agreement. Change of control would include (1) a sale or disposition of all or substantially all of Quest Diagnostics' assets or a partial or complete liquidation of Quest Diagnostics, (2) a merger of consolidation in which the surviving entity becomes a subsidiary of a publicly traded parent and Mr. Freeman is not the Chairman and Chief Executive Officer of such parent, (3) the acquisition by any third party of at least 51% of the outstanding shares of capital of Quest Diagnostics in a transaction not covered by clause (2) following which Quest Diagnostics ceases to be an independent public company or (4) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election.

SEVERANCE ARRANGEMENTS

    Quest Diagnostics has a severance policy for all executive officers, other than Mr. Freeman, whereby:

     Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics (1) other than for cause and (2) upon a determination that the business needs of Quest Diagnostics require the replacement of the executive officer, in an amount equal to two times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans (or a comparable plan after 18-month COBRA eligibility lapses), to the extent permitted by the terms of the plans and applicable law, for a period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

     If, however, an executive officer's employment is terminated by Quest Diagnostics, other than for cause, during the 12-month period following a change in control, the severance benefit will be equal to three times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. Certain executive officers will receive gross-up payments for applicable excise taxes. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare plans (or a comparable plan after 18-month COBRA eligibility lapses), to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first. A 'Change of Control' is defined in the policy to include the following: the acquisition by a person of 40% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time was initially placed on the Board as a result of such contested election; approval by the Company's stockholders of a merger or consolidation in which the Company ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.

COMPENSATION AND NOMINATING COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Nominating Committee of the Board of Directors determines the compensation of Quest Diagnostics' executive officers. Currently, the Committee has three members, each of whom is independent of management. None of the Committee members has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission. During 2002, Mary Cirillo was a member of the Committee. Ms. Cirillo

14   Quest Diagnostics Incorporated   2003 Proxy Statement
resigned from the Committee effective March 17, 2003 because of her interlocking relationship with the Company resulting from her being the majority stockholder, a director and Chief Executive Officer of OPCENTER. (See 'Compensation of Directors and Officers -- Compensation Committee Interlocks and Insider Participation.') The Committee and Board of Directors are committed to the highest standards of good corporate governance, sound business planning and the establishment of best practices. The Committee believes that these values are reflected in all aspects of the Board's actions.

COMPENSATION PHILOSOPHY

    The Compensation and Nominating Committee is responsible for ensuring that executive compensation is aligned with the Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance measures. The Committee intends to design and administer its compensation plans to:

     Be competitive in design and potential to attract and retain talented executives who have the skills and experience required to achieve our strategic intent.

     Incent executives to balance appropriately the interests of our employees, customers and stockholders in accordance with our satisfaction model.

     Pay for performance, with above-market pay opportunity only for performance that exceeds targets and delivers significant value to stockholders.

     Be flexible to adjust for changing business conditions as well as the growth and diversification of the Company.

     Be fiscally responsible and aligned with the Company's budget.

     Create long term value for the Company and its stockholders.

    The key elements of executive compensation are base salary, annual incentive awards, and equity participation. Each year the Committee evaluates Quest Diagnostics' performance and executive target and actual compensation levels compared to an executive compensation peer group and a broader group of U.S. corporations comparable in scope of operations.

BASE SALARY

    Quest Diagnostics sets salaries for most executive officers to approximate median levels in its executive compensation peer group and broader surveys of U.S. corporate executive salary levels. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities. For critical positions and high-performance and high-potential executives, salary levels may be set above median competitive levels.

ANNUAL INCENTIVES

    Quest Diagnostics' Management Incentive Plan is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the compensation peer group of companies. Incentive target levels are set so as to result in annual cash compensation in the range of 50th to 75th percentile of competitive practice, depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance.

    For the Chief Executive Officer and all other named executive officers, the 2002 Management Incentive Plan award was based 84% on financial performance results of the Company and 16% on quantitative operational performance results relative to objective performance targets set at the beginning of the year.

LONG-TERM INCENTIVES

    Long-term incentive compensation is based on annual grants of stock options under the terms of the Employee Equity Participation Program. The Committee believes that these grants directly align stockholder and executive officer interests.

                      Quest Diagnostics Incorporated   2003 Proxy Statement   15

    Stock option grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile competitive levels, depending upon an executive's responsibilities, future potential, individual performance, and Company performance.

    In 2002, the Committee approved the grant of time-vested non-qualified stock options for the Chief Executive Officer and each named executive officer disclosed in the Summary Compensation Table.

COMPENSATION OF THE CHAIRMAN OF THE BOARD &
CHIEF EXECUTIVE OFFICER

    The compensation of Mr. Freeman consists of base salary, annual incentive, and grants of stock options. The Committee determined the level for each of these elements using methods consistent with those used for other executive officers as well as being consistent with the need to create long term value for the Company and its stockholders.

    For 2002, in connection with a Company-wide effort to manage costs effectively, Mr. Freeman did not receive a salary increase. Also for 2002, the Committee authorized an annual incentive payout under the terms of the Management Incentive Plan. The Committee also authorized an award of 200,000 time-vested stock options.

    The terms of Mr. Freeman's three-year employment agreement dated January 1, 2003 are described above. The Board looked at past performance, market conditions and plans for the future and established four criteria to guide the development of Mr. Freeman's contract:

     Create long term value for the Company

     Align compensation with performance

     Provide for succession, should the need arise

     Subscribe to the highest standards of accountability and good corporate governance

The Board believes it has met these standards in developing Mr. Freeman's contract.

2002 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

    In connection with a Company-wide effort to manage costs effectively, none of the other executive officers received a base salary increase in 2002. The Committee authorized annual incentive awards under the terms of the Management Incentive Plan to each named executive officer based on the achievement of key financial and operational goals as described above. In addition, each named executive received grants of time-vested non-qualified stock options in 2002 as shown in the Option Grant Table on page 11.

INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the next four most highly paid executive officers, unless certain specific and detailed criteria are satisfied.

    The Committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time when income is recognized under various awards, and certain compensation paid or awarded in prior years may not be fully deductible. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the Management Incentive Plan and grants of stock options and shares of incentive stock under the terms of the Employee Equity Participation Program. For 2003, the Board of Directors has submitted a request for stockholder approval of the Senior Management Incentive Plan. It is anticipated that all incentive compensation payments made under this Plan will be deductible.

    The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable,

16   Quest Diagnostics Incorporated   2003 Proxy Statement
consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its stockholders.

THE COMPENSATION AND NOMINATING COMMITTEE:

Kenneth D. Brody, Chairman
William R. Grant
Dan C. Stanzione

REPORT OF THE AUDIT AND FINANCE COMMITTEE

    The audit activities of the Audit and Finance Committee of the Board of Directors are focused on three areas:

     The adequacy of Quest Diagnostics' internal controls and financial reporting process and the reliability of Quest Diagnostics' financial statements.

     The independence and performance of Quest Diagnostics' internal auditors and independent auditors.

     Quest Diagnostics' compliance with legal and regulatory requirements relating to securities and financial reporting.

    The Audit and Finance Committee meets with management periodically to consider the adequacy of Quest Diagnostics' internal controls and the objectivity of it's financial reporting. The Committee discusses these matters with Quest Diagnostics' independent accountants and with appropriate Quest Diagnostics' financial personnel and internal auditors. The Committee regularly meets privately with both the independent accountants and the internal auditors, each of whom has unrestricted access to the Committee. The Committee also appoints the independent accountants and reviews periodically their performance and independence from management.

    In addition, as part of the Committee's finance activities, the Committee reviews Quest Diagnostics' financing plans and other significant financial policies and actions, and makes recommendations to the full Board of Directors for approval of certain actions.

    The Directors who served on the Committee during 2002 were all 'independent' for purposes of the New York Stock Exchange listing standards currently in effect. In that regard, the Board of Directors has determined that none of such Committee members had a relationship to Quest Diagnostics that would have interfered with the Committee's independence from Quest Diagnostics and its management.

    The Board of Directors has adopted a written charter setting out the functions the Committee is to perform, a copy of which was included in the Company's 2002 proxy statement. The Committee has been closely monitoring recent developments regarding the role and composition of audit committees and intends to modify its charter as necessary to comply with new securities and New York Stock Exchange requirements as they become finalized and effective.

    Management has primary responsibility for Quest Diagnostics' financial statements and the overall reporting process, including Quest Diagnostics' system of internal controls.

    The independent accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Quest Diagnostics in conformity with accounting principles generally accepted in the United States of America and discuss with the Committee any issues they believe should be raised.

    This year, the Committee reviewed Quest Diagnostics' audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent accountants, to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

    The Committee has received from and discussed with PricewaterhouseCoopers LLP, the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from Quest Diagnostics. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to Quest Diagnostics, and the corresponding fees, in considering

                      Quest Diagnostics Incorporated   2003 Proxy Statement   17
whether non-audit services were compatible with maintaining PricewaterhouseCoopers' independence from Quest Diagnostics. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Based on these reviews and discussions, the Committee recommended to the Board of Directors that Quest Diagnostics audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Board of Directors gave its approval.

THE AUDIT AND FINANCE COMMITTEE:

Van C. Campbell, Chairman
William R. Grant
Dan C. Stanzione

PERFORMANCE COMPARISON

    Set forth below is a line graph comparing the cumulative total stockholder return on Quest Diagnostics' common stock since December 31, 1997, based on the market price of the Company's common stock and assuming reinvestment of dividends, with the cumulative total stockholder return of companies on the Standard & Poor's 500 Stock Index and the S&P 500 Healthcare Equipment & Services Index.

             QUEST DIAGNOSTICS INCORPORATED PROXY PERFORMANCE GRAPH

                            [PERFORMANCE GRAPH]

                                                Total Shareholder Return                      Performance Graph Values
                                          ------------------------------------         ---------------------------------------
                                                                         S&P                                             S&P
                          Closing                         S&P            500                             S&P             500
Date                    DGX Price(1)       DGX            500            H.C.            DGX             500            H.C.
----                    ------------       ---            ---            ----            ---             ---            ----
12/31/1997                $ 8.4375                                                     $100.00         $100.00         $100.00
12/31/1998                $ 8.9063          5.56%         28.58%         17.26%        $105.56         $128.58         $117.26
12/31/1999                $15.2813         71.58%         21.04%        -20.90%        $181.11         $155.63         $ 92.75
12/31/2000                $71.00          364.62%         -9.10%         56.58%        $841.48         $141.46         $145.23
12/31/2001                $71.71            1.00%        -11.89%         -4.29%        $849.90         $124.65         $139.00
12/31/2002                $56.90          -20.65%        -22.10%        -13.53%        $674.37         $ 97.10         $120.19

(1) All values are adjusted to reflect the two-for-one stock split dividend that occurred on May 31, 2001.

18   Quest Diagnostics Incorporated   2003 Proxy Statement

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Quest Diagnostics' common stock beneficially owned as of February 28, 2003 by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the common stock, (2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group.

                                                            Number of Shares                Percentage
                          Name                             Beneficially Owned             of Class (2)(5)
                          ----                             ------------------             ---------------
GlaxoSmithKline plc......................................      22,128,672(1)                   21.0%
Bank of America Corporation..............................      10,366,742(2)                    9.9%
Kenneth D. Brody.........................................          35,945(3)                     --
William F. Buehler.......................................          38,333(3)                     --
Van C. Campbell..........................................          22,639(3)(4)                  --
Mary A. Cirillo..........................................          53,945(3)(4)                  --
James F. Flaherty III....................................             110(3)
Kenneth W. Freeman.......................................       1,576,663(5)                    1.5%
William R. Grant.........................................          33,959(3)(6)                  --
Robert A. Hagemann.......................................         152,967(5)                     --
Rosanne Haggerty.........................................             833(3)
Gerald C. Marrone........................................         170,669(5)                     --
Surya N. Mohapatra.......................................         312,431(5)                     --
Dan C. Stanzione.........................................          23,945(3)                     --
Gail R. Wilensky.........................................          35,945(3)                     --
David M. Zewe............................................         103,257(5)
John B. Ziegler..........................................           9,643(3)(7)                  --
All Directors, Nominees and Executive Officers as a Group
  (16 persons)...........................................       2,668,644(3)(5)(8)              2.5%

---------

(1) The business address of GlaxoSmithKline plc is Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6/ONN, England. The ownership information is based solely on the information contained on a Schedule 13D filed by GlaxoSmithKline plc with the Securities and Exchange Commission in May 2002. SmithKline Beecham Corporation, a wholly owned subsidiary of GlaxoSmithKline plc, holds the shares of record.

(2) The business address of Bank of America Corporation is 100 North Tryon Street, Charlotte, NC 28255. The ownership information is based solely on the information contained on a Schedule 13G filed by Bank of America on behalf of itself and certain affiliates with the Securities and Exchange Commission on February 14, 2003.

(3) Includes options issued under the Stock Option Plan for Non-Employee Directors that are presently exercisable or exercisable within 60 days. Mr. Brody, Mr. Buehler, Mr. Campbell, Ms. Cirillo, Mr. Flaherty, Mr. Grant, Ms. Haggerty, Dr. Stanzione, Dr. Wilensky and Mr. Ziegler have the right to purchase 33,333, 33,333, 21,333, 51,333, 110, 33,959, 833, 21,333, 33,333,
    and 9,643 shares, respectively, pursuant to such presently exercisable options.

(4) In addition, Mr. Campbell and Ms. Cirillo have credited to their accounts the equivalent of 11,068 and 7,989 shares, respectively, of Quest Diagnostics common stock under Quest Diagnostics Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director, with the amount of the payment based on the then current value of Quest Diagnostics common stock.

(5) Includes shares of common stock which are subject to options issued under Quest Diagnostics 1999 Employee Equity Participation Program that are presently exercisable or exercisable within 60 days. Mr. Freeman, Mr. Hagemann, Mr. Marrone, Dr. Mohapatra, and Mr. Zewe have the right to purchase 1,168,854, 111,557, 115,221, 222,641 and 67,332 shares, respectively, pursuant to such presently exercisable options.

(6) Mr. Grant was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Stockholders Agreement discussed below. Mr. Grant, a former director of SmithKline Beecham, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

                                              (footnotes continued on next page)

                      Quest Diagnostics Incorporated   2003 Proxy Statement   19

(footnotes continued from previous page)

(7) Mr. Ziegler was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Stockholders Agreement discussed below. Mr. Ziegler, President, Worldwide Consumer Healthcare of GlaxoSmithKline, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(8) Includes 932 shares owned by the spouses and children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPCENTER

    During 2002, OPCENTER billed Quest Diagnostics approximately $1.4 million for services provided in help desk and network operations as well as services in connection with facility moves. Mary Cirillo, a director of Quest Diagnostics, is the majority stockholder and the Chief Executive Officer of OPCENTER. Quest Diagnostics expects to continue to receive such services from OPCENTER during 2003.

GLAXOSMITHKLINE

    SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline plc, owns 22,128,672 shares of Quest Diagnostics' common stock which it obtained on August 16, 1999 as consideration, together with $1.025 billion in cash (prior to giving effect to a $95 million post-closing purchase price reduction), for its sale of SmithKline Beecham Clinical Laboratories, Inc. ('SBCL') to Quest Diagnostics.

STOCKHOLDERS AGREEMENT

    Quest Diagnostics entered into a stockholders agreement with SmithKline Beecham upon the closing of the purchase of SBCL. During the ten-year term of the stockholders agreement, SmithKline Beecham has the right to designate two nominees to the Quest Diagnostics' Board of Directors (or, if required by UK GAAP, three nominees if the Company's Board of Directors consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of the outstanding common stock of Quest Diagnostics. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of the outstanding common stock of Quest Diagnostics.

DATA ACCESS AGREEMENT

    At the closing of the acquisition of SBCL, Quest Diagnostics entered into a data access agreement under which SmithKline Beecham would have the right to use Quest Diagnostics' laboratory data. The agreement restricted disclosure of data that would identify the patient or payor without appropriate authorization. The agreement was terminated as of December 31, 2002 and GlaxoSmithKline paid Quest Diagnostics $3 million in connection with the termination.

CLINICAL TRIALS AGREEMENT

    At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics had entered into a global clinical trials testing agreement, under which SmithKline Beecham would use Quest Diagnostics as the primary provider of SmithKline Beecham's clinical trials testing requirements for ten years. In December 2002, Quest Diagnostics entered into a new long term agreement with GlaxoSmithKline plc (formed from the SmithKline Beecham and Glaxo Wellcome merger in December 2000) under which Quest Diagnostics will be the exclusive provider of central laboratory testing services to support GlaxoSmithKline's global clinical testing requirements in North America and Europe. In addition, on a selected basis, Quest Diagnostics will provide support for other early stage research and development activity. SmithKline Beecham will pay Quest Diagnostics fees based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. Quest Diagnostics billed approximately $33 million to SmithKline Beecham with respect to services performed during 2002.

20   Quest Diagnostics Incorporated   2003 Proxy Statement

INDEMNIFICATION

    The stock and asset purchase agreement for the acquisition of SBCL provides that SmithKline Beecham will indemnify Quest Diagnostics against monetary payments required to be made to the United States government or any state government, or any agency or subdivision of any of them, arising out of alleged violations of applicable federal fraud and healthcare statutes and relating to billing practices, in any case, that have been settled prior to or are pending as of the closing date. SmithKline Beecham will also indemnify Quest Diagnostics against monetary payments required to be made to private parties, such as insurance companies, relating to or arising out of the governmental claims described in the prior sentence. The indemnification with respect to governmental claims is for 100% of these claims while the indemnification with respect to the private party claims is for 100% of those claims, up to an aggregate amount of $80 million, 50% of those claims to the extent they exceed $80 million but are less than $130 million and 100% of such claims to the extent that the aggregate amount exceeds $130 million. The indemnification also covers 80% of out-of-pocket costs and expenses relating to investigations of the claims indemnified against by SmithKline Beecham.

    The special indemnification does not cover:

     Governmental claims that arise after the closing date from service of a subpoena or other notice of such investigation after the closing date;

     private claims unrelated to the indemnified governmental claims or investigations; or

     any consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of exclusion from participation in federal or state health care programs.

    SmithKline Beecham is also required to indemnify Quest Diagnostics against any action, matter or claim arising from SmithKline Beecham's conduct of its business prior to the closing date (including medical professional liability claims) to the extent that these claims are covered by its insurance policies or would have been covered by policies if not for existing alternative arrangements made by SmithKline Beecham for the payment of such claims. SmithKline Beecham is also required to indemnify Quest Diagnostics and its affiliates for the out-of-pocket costs of the counseling and testing, for liabilities arising out of the civil actions, and for other losses arising out of the conduct of an SBCL employee at a patient service center in Palo Alto, California who, at times, reused certain needles when drawing blood from patients, other than consequential damages.

    At December 31, 2002, accounts payable and accrued expenses included $26 million due to SmithKline Beecham, primarily related to tax benefits associated with indemnifiable matters. At December 31, 2002, other assets included $1.8 million due from SmithKline Beecham, primarily related to management's best estimate of the amounts required to satisfy certain professional liability claims indemnifiable by SmithKline Beecham.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all
Section 16(a) reports they file.

    Based solely on a review of Forms 3 and 4 and amendments thereto furnished to Quest Diagnostics during 2002, and Forms 5 and amendments thereto furnished to Quest Diagnostics with respect to 2002, Quest Diagnostics believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis, except that, in October 2002, Forms 4 for Van Campbell, Mary Cirillo, William Grant and John Ziegler were filed on the first business day following the due date with respect to one transaction and in February 2003, Forms 5 for all directors and executive officers were filed on the first business day following the due date. Among those reports on Form 5, the reports of Richard Bevan and Thomas Bongiorno each related to three transactions, the report of Rosanne Haggerty to two transactions and the reports of each of Dan Stanzione and Gail Wilensky to one transaction.

                      Quest Diagnostics Incorporated   2003 Proxy Statement   21

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

    Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy material to be distributed by us in connection with our 2004 annual meeting must submit their proposal to our Secretary on or before November 20, 2003. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

    In accordance with our By-laws, in order to be properly brought before the 2004 annual meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to the Secretary of Quest Diagnostics at its principal executive offices at One Malcolm Avenue, Teterboro, NJ 07608. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our By-laws (and not pursuant to the SEC's Rule 14a-8) must be received between January 1 and February 15 of 2004.

VOTING VIA THE INTERNET OR BY TELEPHONE

    Provision has been made for you to vote your shares of common stock via the Internet or by telephone. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

    Votes submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on May 12, 2003. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

    The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ADDITIONAL INFORMATION

    Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other Information should also be available for inspection at the offices of the New York Stock Exchange.

    The annual report to stockholders is being sent in connection with this proxy statement and includes (other than the signature page and the exhibits thereto) the entire annual report on Form 10-K for the year ended December 31, 2002. UPON REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 TO EACH RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK. Such requests should be directed to:

                           Quest Diagnostics Incorporated
                               One Malcolm Avenue
                          Teterboro, New Jersey 07608
                            Attn: Investor Relations
                                 (201) 393-5000

                                             By: Order of the Board of Directors

                                                    Leo C. Farrenkopf, Jr.
                                                    Vice President and Secretary

22   Quest Diagnostics Incorporated   2003 Proxy Statement

                                                                      APPENDIX A

                         QUEST DIAGNOSTICS INCORPORATED
                        SENIOR MANAGEMENT INCENTIVE PLAN

SECTION 1. PURPOSES

    The purpose of the Quest Diagnostics Incorporated Senior Management Incentive Plan (the 'Plan') is to attract, retain and motivate selected employees of Quest Diagnostics Incorporated (the 'the Company') and its subsidiaries and affiliates who are executive officers or officers of the Company in order to promote the Company's long-term growth and profitability. It is also intended that all Bonuses (as defined in Section 5(a)) payable under the Plan be considered 'performance-based compensation' within the meaning of
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the 'Code'), and the regulations thereunder, and the Plan shall be interpreted accordingly.

SECTION 2. ADMINISTRATION

    (a) Subject to Section 2(d), the Plan shall be administered by a committee (the 'Committee') appointed by the Board of Directors of the Company (the 'Board'), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of the Company, each of whom is an 'outside director' within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3) and a 'non-employee director' within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise determined by the Board, the Committee shall be the Compensation and Nominating Committee of the Board.

    (b) The Committee shall have complete control over the administration of the Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under the Plan; (ii) construe, interpret and implement the Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the size of the Bonus payable to each Participant (as defined in Section 4(a))); (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan; and
(vi) amend the Plan to reflect changes in or interpretations of applicable law, rules or regulations.

    (c) The determination of the Committee on all matters relating to the Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

    (d) Notwithstanding anything to the contrary contained herein, the Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder (and no such attempted delegation shall be effective) if such delegation would cause any Bonus payable under the Plan not to be considered performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code.

    (e) No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a 'Covered Person') shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Bonus. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all

                      Quest Diagnostics Incorporated   2003 Proxy Statement   23
amounts paid by such Covered Person, with the Company's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company's Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

SECTION 3. PERFORMANCE PERIOD

    The Plan shall operate for successive periods (each a 'Performance Period'). The first Performance Period shall commence on January 1, 2003 and shall terminate on December 31, 2003. Thereafter, each Performance Period shall be one full fiscal year and/or portions of fiscal years of the Company, as determined by the Committee.

SECTION 4. PARTICIPATION

    (a) Prior to the 90th day after the beginning of a Performance Period, or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2) (the 'Participation Date'), the Committee shall designate those individuals who shall participate in the Plan for the Performance Period (the 'Participants'). Notwithstanding the foregoing, in any Participation Period there shall not be more than ten Participants.

    (b) Except as provided below, the Committee shall have the authority at any time (i) during the Performance Period to remove Participants from the Plan for that Performance Period and (ii) prior to the Participation Date (or later in a manner consistent with the requirements of Section 162(m) of the Code) to add Participants to the Plan for a particular Performance Period.

SECTION 5. BONUS AMOUNTS

    (a) Each Participant shall be paid a bonus amount equal to 1% of the Company's 'Earnings' (as defined in Section 5(c)) with respect to each Performance Period. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce (but not increase) the bonus amount for any Participant for a particular Performance Period at any time prior to the payment of bonuses to Participants pursuant to Section 6 (a Participant's bonus amount for each Performance Period, as so reduced, the 'Bonus').

    (b) If a Participant's employment with the Company terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether (i) such Participant shall be entitled to any Bonus at all,
(ii) such Participant's Bonus shall be reduced on a pro-rata basis to reflect the portion of such Performance Period the Participant was employed by the Company or (iii) to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant's employment.

    (c) For purposes of this Section 5, 'Earnings' means the Company's income before taxes and extraordinary gains and losses as reported in its audited consolidated financial statements for the relevant fiscal year, adjusted to eliminate, with respect to such fiscal year, the following items included in such audited statements: (i) losses related to the impairment of goodwill and other intangible assets; (ii) restructuring and other unusual non-recurring items separately reported; (iii) gains or losses that are the direct result of a major casualty or natural disaster; (iv) losses resulting

24   Quest Diagnostics Incorporated   2003 Proxy Statement
from any newly-enacted law, regulation or judicial order; and (v) the cumulative effect of accounting changes. Following the completion of each Performance Period, the Committee shall certify in writing the Company's Earnings for such Performance Period.

SECTION 6. PAYMENT OF BONUS AMOUNT; VOLUNTARY DEFERRAL

    Each Participant's Bonus shall be payable by such Participant's Participating Employer (as defined in Section 7(j)), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee. The Bonus shall be payable in the discretion of the Committee in cash and/or an equity-based award of equivalent value. To the extent that equity-based awards are granted in lieu of cash they will be granted under another plan maintained by the Company. The cash value of such awards shall be determined by the Committee provided that in determining the number of Company restricted or deferred stock units payable in cash or shares of the Company's common stock, restricted shares of the Company's common stock or unrestricted shares of the Company's common stock that is equivalent to a dollar amount, that dollar amount shall be divided by the average of the high and low sales prices of the Company's common stock on the date of grant by the Committee (with fractional shares being rounded to the nearest whole share). The cash portion of the Bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant fiscal year. Subject to approval by the Committee and to any requirements imposed by the Committee in connection with such approval, each Participant may be entitled to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Company, of part or all of any payments otherwise due under this Plan. Any equity-based award shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine.

SECTION 7. GENERAL PROVISIONS

    (a) Amendment, Termination, etc. The Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan, including in any manner that adversely affects the rights of Participants. No Participant shall have any rights to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant's Bonus, that such Bonus shall be paid and the method and timing of its payment. No amendment that would require stockholder approval in order for Bonuses paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of the Company as required by Section 162(m) of the Code and the regulations thereunder.

    (b) Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this
Section 7(b) shall be void. In the event of a Participant's death, any amounts payable under the Plan shall be paid in accordance with the Plan to a Participant's estate. A Participant's estate shall have no rights under the Plan to receive such amounts, if any, as may be payable under this Section 7(b), and all of the terms of this Plan shall be binding upon any such Participant's estate.

    (c) Plan Creates No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

    (d) Dispute Resolution. Any dispute, controversy or claim between the Company and any Participant arising out of or relating to or concerning the provisions of the Plan shall be heard

                      Quest Diagnostics Incorporated   2003 Proxy Statement   25
only in a United States federal court or a New Jersey state court having subject matter jurisdiction located in New Jersey.

    (e) Governing Law. All Rights and Obligations under the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws.

    (f) Tax Withholding. In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan (including, without limitation, FICA tax), (i) the Company and any Participating Employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to the Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

    (g) Right of Offset. The Company and any Participating Employer shall have the right to offset against the obligation to pay a Bonus to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to it.

    (h) Severability; Entire Agreement. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. This Plan shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Plan and any prior agreement, in which case this Plan shall prevail.

    (i) No Third Party Beneficiaries. The Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

    (j) Participating Employers. Each subsidiary or affiliate of the Company that employs a Participant shall adopt this Plan by executing Schedule A (a 'Participating Employer'). Except for purposes of determining the amount of each Participant's Bonus, this Plan shall be treated as a separate plan maintained by each Participating Employer and the obligation to pay the Bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither the Company nor any other Participating Employer shall have any liability with respect to such amounts.

    (k) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company, each Participating Employer and their successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

    (l) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

    (m) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate. Nothing in this Plan shall preclude or limit the ability of the Company, its subsidiaries and affiliates to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date this Plan was adopted.

    (n) Plan Subject to Stockholder Approval. The Plan is adopted subject to the approval of the stockholders of the Company at the Company's 2003 Annual Meeting in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation
Section 1.162-27(e)(4), and no Bonus shall be payable hereunder absent such stockholder approval.

26   Quest Diagnostics Incorporated   2003 Proxy Statement



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                                    [LOGO]
MI1097




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                                  Appendix 1

                         QUEST DIAGNOSTICS INCORPORATED
             Proxy for Annual Meeting of Stockholders - May 13, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF QUEST DIAGNOSTICS INCORPORATED

The undersigned hereby appoints Kenneth W. Freeman, Michael E. Prevoznik and Leo
C. Farrenkopf, Jr., and each of them, proxies for the undersigned, with full power of substitution and revocation, to vote all shares of the Quest Diagnostics Incorporated Common Stock, par value $.01 per share, which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Quest Diagnostics Incorporated, to be held on Tuesday, May 13, 2003 at 10:30 a.m., local time, in New York, New York, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and the Annual Report to Stockholders and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

            PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE
         SIDE AND RETURN IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, TO
                         QUEST DIAGNOSTICS INCORPORATED
                       c/o Computershare Investor Services
                                  P.O. Box 2702
                          Chicago, Illinois 60690-9402

           PLEASE INDICATE YOUR VOTE BY AN "X" IN THE APPROPRIATE BOX
                              ON THE REVERSE SIDE

         This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted, FOR the election of the Board's nominees, FOR ratification of the selection of the independent public accountants, and FOR approval of the Senior Management Incentive Plan.

Internet and Telephone Voting Instructions

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

QUEST DIAGNOSTICS INCORPORATED encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)

                                 Call toll free 1-866-463-1148 in the United
                                 States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

                                 Enter the Holder Account Number (excluding the letter "C") and Proxy Access Number located below.

                                 Follow the simple recorded instructions.

                                 Option 1: To vote as the Board of Directors recommends on ALL proposals: Press 1

                                 When asked, please confirm your vote by
                                 pressing 1.

                                 Option 2: If you choose to vote on EACH
                                 proposal separately, press 0 and follow the simple recorded instructions.


To vote using the Internet

                                 Go to the following Website:
                                 WWW.COMPUTERSHARE.COM/US/PROXY
--------------------------------------------------------------------------------
                                 Enter the information requested on your
                                 computer screen and follow the simple
                                 instructions.


HOLDER ACCOUNT NUMBER            PROXY ACCESS NUMBER

If you vote by telephone or the Internet, DO NOT mail back the proxy card. Proxies submitted by telephone or the Internet must be received by 12:00 midnight, on May 12, 2003.

                              THANK YOU FOR VOTING

A. Election of Directors         PLEASE REFER TO THE REVERSE SIDE
                                 FOR INTERNET AND TELEPHONE
                                 VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the listed nominees for terms expiring in 2006.

                                       For                  Withhold
01 - James F. Flaherty III
02 - Kenneth W. Freeman
03 -Gail R. Wilensky
04 - John B. Ziegler


B. Issues
The Board of Directors recommends a vote FOR the following resolutions.

2. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Quest Diagnostics for the
   year ending December 31, 2003.     For       Against       Abstain


3. Approval of Senior Management Incentive Plan.   For      Against      Abstain



Mark this box with an X to discontinue mailing
duplicate Annual Reports.                                  [ ]

Mark this box with an X if you plan to attend the meeting. [ ]

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in partnership name by authorized person(s).

Signature 1 - Please keep signature within the box.  ________________________

Signature 2 - Please keep signature within the box.  ________________________

Date (mm/dd/yyyy)                                    ________________________